UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 21, 2006

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 26, 2006, Cost Plus, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Inland Real Estate Acquisitions, Inc. (“Inland”). Pursuant to the Purchase Agreement, the Company sold to Inland the property located at 12300 Dominion Way, Windsor, Virginia, which consists of approximately 84 acres, a portion of which includes a distribution facility of approximately 1,000,000 square feet (the “Property”). The purchase price for the Property was Fifty-Two Million Two Hundred Seventy-Five Thousand Dollars ($52,275,000). The transaction closed on December 21, 2006.

In connection with Inland’s purchase of the Property, the Company entered into a Lease Agreement with Inland, as lessor, and the Company, as lessee, dated December 21, 2006 (the “Lease”).

Pursuant to the Lease, the Company is leasing property consisting of approximately 82 acres, including the distribution facility described above. The initial term of the Lease expires December 31, 2026. The Company has the option to renew for four consecutive terms of five years each. The Company will pay annual rent of $3,980,000 subject to annual rent increases of 1.5% during the initial twenty year lease term and subject to rent increases of 1.5% upon each five-year renewal term. In the event of a loss with respect to the leased property due to casualty or condemnation, the Company will be required to make an offer to purchase the leased property from Inland or restore and rebuild the leased property within twenty-four months of the event of loss. If the event of loss occurs during the last two years of the lease term, however, the Company will have the right to terminate the Lease.

Item 1.02	Termination of a Material Definitive Agreement.

On December 21, 2006, in connection with the transaction described under Item 1.01 to this Report on Form 8-K, the Company prepaid the Revolving Loan Note, Commercial Real Estate Loan Note, and related Swap Commitments and Promissory Notes, dated May 14, 2004, between the Company and Bank of America, N.A., (“Loan Agreements”) in the amount of $34,070,092.58 using proceeds from the property sale. The Loan Agreements had been entered into to finance a portion of the acquisition and expansion costs of the building and land in Windsor, Virginia.

In connection with this prepayment, the related deed of trust, made as of May 14, 2004, by the Company, as trustor, and PRLAP, INC., as trustee for the benefit of Bank of America, N.A. as beneficiary, was also terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Report on Form 8-K describes the Company’s sale of property in Windsor, Virginia on December 21, 2006 and concurrent entry into a lease agreement to lease the property back from Inland and is incorporated by reference into this Item 2.03.

The Company will account for the transaction as a financing whereby the net book value of the asset will remain on the Company’s balance sheet. The Company will also record a financing obligation in the amount of approximately $52.3 million, which will be amortized over the 40-year period of the Lease (including renewal terms) and approximates the discounted value of total maximum lease payments under the leases. Monthly lease payments will be accounted for as principal and interest payments on the recorded obligation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ Thomas D. Willardson
Thomas D. Willardson, Executive Vice President and Chief Financial Officer

Dated: December 28, 2006